Exhibit 10.3

ENNIS, INC.

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

Amendment No. 1

This AMENDMENT NO. 1 (the "Amendment") to the Amended and Restated Employment Agreement entered into by and between Ennis, Inc., a Texas corporation ("Company") and Richard L. Travis, Jr., an individual ("Executive") (such agreement being the "Employment Agreement"), is made by the parties as follows:

WHEREAS, Company and Executive are currently parties to the Employment Agreement effective July 31, 2017; and

WHEREAS, the parties now desire to amend the Employment Agreement.

NOW THEREFORE, Company and Executive hereby agree to amend the Employment Agreement as follows:

1.Definition of Good Reason.  The definition of Good Reason in Section 4(c) of the Employment Agreement is amended in its entirety and replaced to read as follows:

Good Reason means any of the following reasons:

(i)a material diminution in Executive's Base Salary or total compensation (as in effect at the time);

(ii)a material, adverse change in Executive's title, authority, duties, or responsibilities from those applicable to Executive as of the Effective Date;

(iii)a relocation of the geographic location of Executive's principal place of employment by more than 50 miles from Midlothian, Texas;

(iv) a material breach by Company of any written agreement with Company, including this Agreement;

(v)the failure of any successor to Company to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place; and

(iv)a material adverse change in the reporting structure applicable to Executive.

2.Termination By or of Executive After Change of Control.  The first two sentences of Section 4(d) are amended in their entirety and replaced to read as follows:

Notwithstanding any other provision contained herein, if at any time during the period commencing 90 days prior to a Change of Control Event and ending 12 months after the Change of Control Event (the "Change of Control Period"), Executive's employment is terminated, other than by death, either (i) by the Company other than for Cause as provided in Section 4(b), or (ii) by Executive for Good Reason as provided in Section 4(c), then in addition to any other amounts payable to Executive pursuant to this Agreement, other than the Severance Payment, Company shall pay to Executive, Accrued Compensation plus an amount equal to two times (2.0x) the sum of (x) Executive's then annual Base Salary plus (y) an amount equal to Executive's Discretionary Bonus for the immediately preceding fiscal year (the "Change of Control Severance Payment").  Subject to Section 4(j), the Change of Control Severance Payment shall be paid in periodic bi-weekly payments over a period of one (1) year in accordance with the ordinary payroll practices of Company.  In the event that Executive is terminated and commences receiving the Severance Payment and it is later determined that Executive is entitled to the Change in Control Severance Payment, Executive shall receive a catch-up payment (the "Catch-up Payment"), payable no later than 90 days following the termination of Executive's employment, equal to the additional payments Executive would have received during the period beginning on the date of his termination from employment and ending on the date the Catch-Up Payment is made had Executive received the Change in Control Severance Payment in the first instance.

3.Mitigation.  Section 5 is amended in its entirety and replaced to read as follows:

MITIGATION.  Upon termination of this Agreement for any reason, Executive shall not be obligated to seek other employment or take any other action by way of mitigation of Severance Payment set forth in Section 4(a) and 4(c) or the Change of Control Severance Payment set forth in Section 4(d), and such amounts shall not be reduced whether or not Executive obtains other employment; provided, however, that Company shall maintain a right of set-off for damages and/or harm resulting from a breach of this Agreement or any improper acts or conduct of Executive which harm Company.

4.Release.  Section 7 is amended in its entirety and replaced to read as follows:

RELEASE.  Notwithstanding any other provision in this Agreement to the contrary, Executive agrees to execute upon termination (and not to revoke) a separation agreement and general release of claims acceptable to Company (the "Release").  If Executive fails to execute and deliver the Release, or revokes the Release, within forty-five (45) days of the date on which Executive's employment terminates, Executive agrees that he is entitled to receive neither the Severance Payment set forth in Sections 4(a) and 4(c) nor the Change in Control Severance Payment set forth in Section 4(d).  If such forty-five (45) day period straddles two (2) taxable years of Executive, then Company shall commence the Severance Payment or the Change in Control Severance Payment, as applicable,  starting in the second of such taxable years, regardless of the taxable year in which Executive actually delivers the executed Release; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of his termination from employment and ending on the first payment date if no delay have been imposed. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive's estate in the case of his death.  In no event shall the Severance Payment or Change in Control Severance Payment be made hereunder until the period in which to revoke the Release has terminated.

5.Section 280G.  Section 30 is amended in its entirety and replaced to read as follows:

SECTION 280G.  Notwithstanding anything in this Agreement to the contrary, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from Company and/or such person(s) will be $1.00 less than three (3) times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by Company (the "280G Firm") (with all such costs borne by Company). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or Company may retain the services of an independent valuation expert.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times Executive's base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made.  Nothing in this paragraph shall require Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

6.Force and Effect.  Except as otherwise set forth in this Amendment, the Employment Agreement shall remain in full force and effect.

7.Effective Date of this Amendment.  This Amendment shall become effective as of May 15, 2019.

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IN WITNESS WHEREOF, Company and Executive have executed this Amendment effective as of the day set forth above.

ENNIS, INC.:	EXECUTIVE:
By: /s/ Alejandro Quiroz	/s/ Richard L. Travis, Jr.
Its: Compensation Committee Chairman	Richard L. Travis, Jr.

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